EXHIBIT 8
Telvent GIT, S.A.
Significant Subsidiaries

	Country of	Percentage
Name of Subsidiary	Organization	Ownership
Telvent Tráfico y Transporte, S.A.	Spain	100%
Telvent Housing, S.A.	Spain	100%
DTN Holding Company, Inc.	U.S.	100%